Exhibit 10.13

PROMISSORY NOTE

U.S. $1,500,000.00	Denver, Colorado
April 19, 2013

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of RUTHERFORD INVESTMENTS, LLC, a Delaware limited liability company or its assigns (“Holder”), at its offices located at c/o Central Bancorp, 1 S. Nevada Ave, Suite 230, Colorado Springs, CO 80903, Attention: Ron Johnson, the principal sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), bearing interest on the unpaid principal balance at the rate of three and one-half percent (3.5%) per annum.

Maker shall pay Holder interest and principal in the amounts set forth below in cash or other immediately available funds:

(a)	All accrued interest shall be paid quarterly beginning August 1, 2013, and continuing on each November 1, February 1, May 1 and August 1 during the term of this Note.

(b)	upon the closing and conveyance of each individual lot located on the Property (defined below) to a third party purchaser, Maker shall pay an amount equal to $1,500,000.00 divided by the total number of individual lots comprising the Property, provided, however, in the event that the number of individual lots comprising the Property is amended by further subdivision plat during the term of this Note (the “Amended Final Lots”), such required payment shall equal an amount equal to (i) the then outstanding principal balance under this Note at the time of such amendment divided by (ii) the total number of Amended Final Lots that have not been previously released from the Deed of Trust securing the Property at such time. Nothing in this paragraph is to be interpreted as preventing Maker from paying a release price at any time for releasing a lot from the Deed of Trust (as hereinafter defined) securing this Note in accordance with the Deed of Trust.

(c)	If not sooner paid, the entire principal balance outstanding and all accrued interest shall be due and payable in full upon the earliest to occur of (a) the date falling three (3) years after the date of this Note; or (b) upon the occurrence of an acceleration event under this Note or the Deed of Trust securing this Note.

Payments received for application to this Note shall be applied first to the payment of accrued interest at the rate specified herein, and then, to the balance applied in reduction of the principal amount hereof. However, provided no accrued interest is then due and owning, the payment by Maker to Holder of a release price for a release of a lot from the Deed of Trust in accordance with the Deed of Trust shall be applied by Holder in reduction of the principal amount hereof.

If the payment required hereunder is not paid when due and following a three (3) day written notice of default to Maker (other than as related to a second default within any twelve (12) month period or as related to payments under paragraph (b) above, for which no notice of default is required), or if any Event of Default (as defined in the Deed of Trust) occurs under the Deed of Trust, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Holder; and the indebtedness shall bear interest at the rate of ten percent (10%) per annum from the date of default. Holder shall be entitled to collect all reasonable costs and expenses of collection and/or suit, including, but not limited to, reasonable attorneys’ fees.

Maker hereby waives presentment, notice of dishonor or protest, substitution or release of collateral, and to the addition or release of any party designated by Holder. No delay or omission on the part of Holder in exercising any right or remedy hereunder, and no grant by Holder of extensions of time for payment or partial payments before, at, or after maturity, shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any single occasion be deemed a bar to or waiver of the same or any other right on any future occasion. This Note shall be the joint and several obligation of Maker and all other makers, sureties, guarantors and endorsers, their successors and assigns.

Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty.

Any notice to Maker provided for in this Note shall be in writing and shall be given and be effective (1) upon delivery to Maker, (2) upon email transmission at the email address for Maker listed below, or (3) two (2) business days after mailing such notice by first-class U.S. mail, addressed to Maker at Maker’s address stated below, with a copy to legal counsel to Maker at its address stated below, or to such other address replacing either of the foregoing addresses as Maker may periodically designate by notice to Holder. Any notice to Holder shall be in writing and shall be given and be effective (1) upon delivery to Holder, or (2) two (2) business days after mailing such notice by first-class U.S. mail, to the Holder at the address stated in the first paragraph of this Note, or to such other address as Holder may designate by notice to Maker.

Payments of principal and any interest with respect to this Note are secured by the liens granted pursuant to the terms of the Deed of Trust of even date herewith from Maker for the benefit of Holder (the “Deed of Trust”) and recorded in the real property records of Adams County, Colorado against the real property identified on Exhibit A attached hereto, together with appurtenant rights and interests as described in the Deed of Trust (the “Property”). Maker covenants and warrants to Holder that said Deed of Trust upon recording shall constitute and remain a first priority lien upon the Property. Until released said Deed of Trust contains additional rights of the Holder. Such rights may cause acceleration of the indebtedness evidenced by this Note. Reference is made to said Deed of Trust for such additional terms and rights of Holder.

This Note shall be construed pursuant to the laws of the State of Colorado.

BRADBURN VILLAGE HOMES, LLC, a Colorado limited liability company

By:	Horizon Building Services, LLC, a Colorado limited liability company, its Manager

	By:	Century Communities Colorado, LLC, a Colorado limited liability company, its Managing Member

		By:	DARO Ventures, LLC, a Colorado limited liability company, its Manager

By:
		Name:	ROBERT J. FRANCESCON
		Title:	CO-CEO

EXHIBIT A

Description of the Real Property

Lots 1 through 30, inclusive, Block 1;

Lots 1 through 12, inclusive, Block 2;

Lots 1 through 8, inclusive, Block 3;

Lots 1 through 5, inclusive, Block 4;

Lot 1, Block 5;

Lots 1 through 15, inclusive, Block 7;

Lots 1 through 32, inclusive, Block 8;

Lots 1 through 15, inclusive, Block 9;

Tracts A, B, C, D, E, F, G, and H; and

Outlots 1, 2, 3, 4, and 5,

Bradburn East Filing No. 1,

County of Adams, State of Colorado.

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